UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2021

PLUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Marathon Blvd., Suite 200, Austin, Texas 78756
(Address of principal executive offices, with zip code)

(737) 255-7194

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	PSTV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Norman LaFrance as Chief Medical Officer

On September 13, 2021, Plus Therapeutics, Inc. (the “Company”) announced the appointment of Dr. Norman LaFrance as Chief Medical Officer (“CMO”) and Senior Vice President of the Company, effective on or around December 8, 2021. Dr. LaFrance, age 74, will be responsible for leading and developing clinical development strategy and hands-on leadership of trials across all phases of development; he will lead the regulatory process with the U.S. Food & Drug Administration (“FDA”) and other global agencies from investigational new drug application (IND) through new drug application (NDA) (or biologics license application (BLA)); and he will lead and build the Company’s clinical development medical affairs and clinical operations teams. Prior to joining the Company, Dr. LaFrance served as Chief Medical Officer and Senior Vice President at Jubilant Pharma Ltd. for over nine years where he was responsible for all Pharma Medical & Regulatory Affairs activities. Dr. LaFrance has spent four decades in the pharmaceutical and healthcare industry, academia and medical practice. His background includes strategic planning and management of pharmaceutical development for approval by the FDA as well as clinical and academic experience. In addition, Dr. LaFrance practiced medicine for 10 years and held academic faculty appointments at Johns Hopkins University School of Medicine in the Departments of Medicine and Radiology and the Department of Radiological Sciences in the Johns Hopkins School of Hygiene and Public Health. He is double board certified in internal medicine and nuclear medicine. He is a graduate of the medical school at the University of Arizona and received his bachelor of science and master of engineering degrees in nuclear engineering and science from Rensselaer Polytechnic Institute.

On September 7, 2021, in connection with Dr. LaFrance’s appointment as CMO for the Company, the Company entered into an Employment Agreement (the “LaFrance Employment Agreement”) with Dr. LaFrance, effective December 8, 2021. Pursuant to the terms of the LaFrance Employment Agreement, Dr. LaFrance will receive an initial annual base salary of $440,000 and will be eligible to participate in the Company’s benefit and compensation plans. Dr. LaFrance has been assigned an initial annual target bonus of 35% of his base salary. Further, in an effort to induce Dr. LaFrance to accept the offer, Dr. LaFrance will also receive options to purchase up to 120,000 shares of common stock of the Company, which will have an exercise price per share equal to the fair market value of the common stock on the date of grant and which are expected to vest and become exercisable in monthly installments over the next four years, subject to a one-year cliff. In addition, it is expected that Dr. LaFrance will enter into the Company’s standard form of indemnification agreement.

If Dr. LaFrance’s employment is terminated by the Company without cause or if Dr. LaFrance resigns for good reason (such an event, an “Involuntary Termination”), Dr. LaFrance will receive, among other things, severance in an amount equal to the sum of (i) twelve multiplied by Dr. LaFrance’s monthly base salary as in effect immediately prior to the Involuntary Termination, plus (ii) an amount equal to Dr. LaFrance’s target bonus for the year in which the Involuntary Termination occurs, plus (iii) to the extent such Involuntary Termination occurs prior to the payment of Dr. LaFrance’s annual bonus for the calendar year preceding the date of such Involuntary Termination, the amount of his annual bonus for such completed calendar year, plus (iv) an amount equal to twelve multiplied by the monthly premium required to pay for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for Dr. LaFrance and his or her eligible dependents who were covered under the Company’s health plans as of the date of the Involuntary Termination.

This summary of the LaFrance Employment Agreement is qualified in its entirety by reference to the full text of the LaFrance Employment Agreement, which is included as Exhibit 10.1 hereto and incorporated herein by reference.

There are no arrangements or understandings between Dr. LaFrance and any other person pursuant to which he was selected as an officer, and there are no family relationships between Dr. LaFrance and any of the Company’s directors or executive officers. Dr. LaFrance has no direct or indirect material interest in any existing or currently proposed transaction that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosures

On September 13, 2021, the Company issued a press release announcing the appointment of Dr. LaFrance as the Company’s Chief Medical Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	LaFrance Employment Agreement, dated September 7, 2021

99.1	Press Release Announcing CMO Appointment, dated September 13, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 13, 2021

PLUS THERAPEUTICS, INC.

By:	/s/ Marc H. Hedrick, M.D.
Marc H. Hedrick, M.D. President and Chief Executive Office